Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 26, 2019, relating to the consolidated financial statements and financial statement schedule of Mallinckrodt plc, and the effectiveness of Mallinckrodt plc’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of Mallinckrodt plc’s internal control over financial reporting because of a material weakness), appearing in the Annual Report on Form 10-K of Mallinckrodt plc for the year ended December 28, 2018.

/s/ DELOITTE & TOUCHE LLP

St. Louis, Missouri

March 12, 2019